Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q3 2019

November 7, 2019; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Jonathan Morales	Morgan Stanley
Josh Sullivan	Seaport Global Securities
Kristine Liwag	Bank of America Merrill Lynch
Michael Linenberg	Deutsche Bank
Moshe Orenbuch	Credit Suisse
Ross Harvey	Davy
Scott Valentin	Compass Point Research & Trading
Vincent Caintic	Stephens

PRESENTATION

Operator:  Ladies and gentlemen, thank you for standing by, and welcome to the Air Lease Third Quarter 2019 Earnings Conference Call. (Operator Instructions) Please be advised that this conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Mary Liz DePalma, Head of Investor Relations. Please go ahead.

Mary Liz DePalma:  Hello, everyone, and welcome to Air Lease Corporation's Earnings Call for the Third Quarter 2019. This Mary Liz DePalma and I am joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the third quarter of 2019. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, November 7, 2019, and the webcast will be available for replay on our website. (Operator Instructions) At the conclusion of today's conference, instructions will be given for the Q&A session.

Before we begin, please note that certain statements in this conference calls including certain answers to your questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items.

These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, November 7, 2019. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we'll be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and reconciliation to corresponding measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and Press sections of our website at www.airleasecorp.com.

Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger:  Well, thanks, Mary Liz, and good afternoon, everyone, and thank you for joining us. I'm happy to report the continued strength of our business with revenues up 18% year-over-year for the quarter and up 19% year-over-year for the first nine months of the year. Our diluted EPS is up 9.2% to $3.67 for the first nine months of the year, and we continue to generate strong pre-tax margins and returns on equity.

ALC's fleet, at quarter end, included 307 owned aircraft with a net book value of $18.9 billion, up 20% from $15.7 billion at year-end in 2018. In the third quarter alone, we delivered 15 aircraft from our order book, representing approximately $1.5 billion in aircraft investments, despite the MAX grounding and ongoing industrial delays at Airbus. In the first nine months of 2019, we made approximately $4.1 billion in aircraft investments, 20% more than we did in the full year of 2018. And as we told you we would do, in the third quarter, we proceeded with aircraft sales with more to follow in Q4.

On that note, I'm very pleased to announce the successful pricing of our third mid-life securitization, Thunderbolt III. As most of you know, our Thunderbolt platform serves as a valuable tool to keep ALC's fleet age young yet allow ALC to keep its hand in the valuable mid-life space as these aircraft age, and to retain the important customer relationships. Thunderbolt III is a portfolio of 19 aircraft - including two widebodies - with an average age of approximately 10 years on lease to 18 lessees in 15 countries. Its structure is substantially similar to that of Thunderbolt II, including ALC holding 5% of the equity. This transaction, along with Thunderbolt I and II, demonstrates how ALC should be valued with a focus on long-term cash flows. The transaction will close tomorrow - meaning that the cash proceeds will be deposited into escrow, with payout to ALC as each of the individual aircraft is sold into Thunderbolt III, meaning title transfer and lease novations are completed. As with our prior securitizations, we expect that this will happen over the course of Q4 and Q1. With the close of Thunderbolt III tomorrow, plus the other contracted sales we have for conclusion, ALC has reached its 2019 goal of securing about $1 billion worth of aircraft sales. Greg will provide some additional color on Thunderbolt III and our Q4 sales outlook in his commentary.

As of today, our order book stands at 83% placed through 2021. Our forward delivery schedule assumes that we will not be taking delivery of any MAX aircraft until the second quarter of 2020. Now, we made this assumption because all of our MAX deliveries are to foreign carriers, and as you know, foreign carriers are likely to certify after the U.S. FAA. Again, this is our own assumption - not Boeing's. Of significance, our placement percentage includes very recent placement of additional MAX aircraft, which we will disclose at a future date. Once the MAX does return to the air, we expect it will take at least 24 months before all MAX aircraft are reabsorbed into the global fleet. Ultimately, any delays of the MAX back into service just shifts the timing of our aircraft investments into the future. We do believe that with Boeing’s ongoing financial assistance, we will retain most or all of our forward MAX lease placements. We also believe that once the MAX returns to the skies, it will be the most tested and critically reviewed aircraft flying and we have full faith and confidence in that aircraft going forward. Let me also point out that the grounding of the MAX has resulted in a net global reduction in seat capacity (after even adding back aircraft that came into the marketplace from airline bankruptcies). In fact, we believe the decline in passenger growth rate in 2019 has been influenced by the MAX grounding. Furthermore, as I just indicated, we expect that it will take at least two years to return all produced, but undelivered MAX aircraft to their customers. For these reasons, we are not concerned about too many aircraft coming into the marketplace when the MAX grounding is lifted. Our focus, and the focus of the Boeing company, is getting these needed aircraft, and let me re-emphasize needed aircraft, safely flying with customers.

Stepping back and looking at the broader macro picture. We are monitoring trade matters, global economic activity and competition in the marketplace and any corresponding impact it's having on our business. We see trade tensions impacting trade volumes, but passenger traffic holding up relatively well. Boeing notes the global trade matters have impacted direct orders from Chinese carriers, but as we previously stated, ALC's Chinese customers are actively seeking Boeing and Airbus aircraft through the medium of leasing. Our deliveries of aircraft to China remain on track. Most recently, at the end of September, we delivered a 787-9 on schedule to China Southern, the largest airline in China.

As to aircraft tariffs. As a result of the World Trade Organization ruling, the United States has recently imposed a 10% tariff on Airbus aircraft being imported into the USA. As a reminder, ALC has well under 5% of our overall business in the USA. It is yet to be seen what the WTO ruling will be on the Airbus claim against the U.S. and Boeing. Our view is that tariffs ultimately benefit no one. Boeing has aircraft going into Europe, Airbus has aircraft going into the United States, and the airlines do not want to pay the tariffs. We see this as a manufacturer problem as aircraft buyers and operators will not carry this burden.

In regard to competition, we see less activity from new Chinese leasing companies. In fact, I think it's fair to say we see some of the more recent entrants exiting the space. As evident from some of the more recently announced transactions, we are seeing renewed interest from Japan in the leasing space, but the teams running those businesses are seasoned veterans having been in the industry for some time.

So the bottom line is that the fundamental need for aircraft remains strong, and the market for both new and used aircraft remains robust. Accordingly, I can report that Air Lease has profitably placed all 11 aircraft consisting of seven owned and four managed aircraft that were on lease with the Thomas Cook Group including two that remained at Condor. In this situation, we were once again protected by our security package and we experienced multiple bids for all of our Thomas Cook aircraft, including our A330-200.

One further comment looking forward. With environmental considerations looming larger and larger in airline fleet decisions, ALC's order book represents the most fuel-efficient, environmentally friendly aircraft that can be obtained in the world today. With Airbus and Boeing order books full years ahead, our delivery positions are highly valuable and needed. Environmental sustainability is now one of the largest global concerns, and the best way that airlines can address this concern is with adding the most environmentally friendly aircraft available. So, despite any other macro supply or demand or economic set of circumstances, this fundamental need to protect our environment will not change. In fact, it will grow stronger.

And with that, let me turn the call over to Steve for further remarks. Steve?

Steven F. Udvar-Házy:  Thank you very much, John. As you just heard, ALC continues to deliver outstanding financial and operating performance. We have delivered excellent results while building the best-in-class aircraft fleet on long-term leases to globally diversified customers. In recognition of this and reflective of the confidence we have in our ability to execute on our strategy, yesterday, ALC's Board of Directors declared a 15% increase in our quarterly cash dividend to shareholders from $0.13 per share to $0.15 per share, representing $0.60 per share per year versus $0.52 per share per year. This dividend will mark our 28th consecutive dividend since we declared our first in February of 2013 and our seventh dividend increase over that time.

Earlier today, the International Air Transport Association, IATA, reported that year-to-date through September, revenue passenger kilometers were up 4.5% over the same period of 2018 with high load factors of 82.9%. Overall traffic growth is still compelling and we believe that, to a limited extent, the passenger traffic growth rate has been influenced by both the MAX groundings and the late deliveries of Airbus aircraft. One indicator of continued passenger demand is the high load factors or occupancy that we are seeing. September was 81.9%, a record for that month. IATA also stated that the moderate upward trend in underlying demand remains firmly in place and that demand growth continues to outpace that of capacity, illustrating IATA's favorable view of industry conditions as we see this continuing well into the future.

Air Lease now has 108 different airline customers in 59 countries and that list is growing. In addition, we're having dialogue with new and existing customers around the world for both new and used aircraft. In the third quarter, we had several significant placements and deliveries to many diverse airline customers. To begin with, we placed six new A321neo aircraft with China Airlines, the national carrier of Taiwan. These are the airline's first A321neos, which will support their single-aisle fleet transformation. At MIAT Mongolian, we signed a contract for 787-9 aircraft, which will be the first 787-9 Dreamliner to operate in Mongolia and the first Dreamliner in MIAT Mongolian's fleet. This new widebody aircraft will connect Mongolia with other destinations in Asia, Europe and North America. In Asia, we also delivered the first three of eight new Boeing 787-10 aircraft to Vietnam Airlines. This is the largest version of a 787 Dreamliner. Air Lease has been a long-term fleet adviser to Vietnam, and we're pleased to be the first lessor to introduce a 787-10 to the airline. Another 787-10 was delivered to EVA, also in Taiwan. And in Europe, we delivered one Boeing 787-9 to Neos of Italy, which will be deployed on services from Italy to Europe, the Americas, Asia and Africa. We have now delivered three out of eight A321-200neo LR aircraft to Aer Lingus in Ireland, and we have delivered the first three of six A321neo LRs to Air Arabia. We delivered another new 787 on 12-year lease to China Southern Airlines, the largest airline in Asia, and signed a long-term lease with KLM Royal Dutch Airlines for a new Boeing 787-10, which will deliver in early 2021.

The market has been speculating about A330s, their desirability and corresponding lease rates. We continue to have airline customers from many corners of the world very interested in this aircraft given its operating efficiency and the premium experience it gives to passengers. You're seeing this in various news releases by ALC, Airbus and airlines placing direct orders for this aircraft. On the heels of our recent placement of A330neo aircraft to Virgin Atlantic Airways this summer, in early September, we announced delivery of a A330-900neo aircraft to Hi Fly in Portugal, a new customer of Air Lease. And at the end of October, Air Lease announced a long-term lease for two new A330-900neo aircraft to another new ALC customer, Delta Air Lines. Delta was ALC's co-launch customer of the A330-900neo series and the airline is leasing these two widebody aircraft to fulfill their near-term widebody needs as they retire older-generation Boeing 767s. We also have recently delivered two long-range A350-900s to Air Caraïbes, a French intercontinental airline. We also wrapped up deals for three each A321neo aircraft and A321neo LR aircraft with SKY in Chile and Scandinavian Airlines System in Stockholm.

Overall, we continue to see airlines globally performing well despite the few bankruptcies this year. Airline bankruptcies are a natural development of the aviation industry as business models evolve and change over time. Many of the more recent bankruptcies have been more unique to the individual circumstances of the airline. Whether it's because of competition, strategy, financing - none of the events we have seen stem from a lack of passenger traffic demand, and the market has recovered quickly from each event given the sheer demand there is for the aircraft. In certain cases, airlines have been even willing to induct a different aircraft type in order to increase capacity to cater to passenger market demand. A good recent example of this is India - where Jet Airways aircraft, pilots and slots were quickly taken over by other airlines within India, allowing for minimal impact on the region from the Jet Airways bankruptcy. This speaks to the increased stability of our industry and the need for the airlines to support their volume of passenger traffic and growth.

Looking ahead, we expect Air Lease to end the year with more than $22 billion in total assets and having made $4.8 billion in aircraft investments during the year, which will be the strongest growth year since the inception of the company in 2010. As we look around, we're operating in an industry that has a real need for aircraft to satisfy replacement needs, growth trends and environmental sustainability. Air Lease is well positioned to take advantage of that need.

Let me offer one last comment based on decades of experience in this industry: trying to time cycles and ups and downs in the marketplace is like trying to predict or time the stock market. At Air Lease, we build our company and business models on strong, solid and consistent performance over time, with contingencies and risk mitigators baked into our fundamental business model since our inception. We do not react overnight or change course with month-to-month, quarter-to-quarter or year-to-year headlines. We plan our business assuming in the broadest sense that, in fact, many factors and developments, both positive and negative, will indeed happen at some point in time. We believe in the fundamental importance of air transportation as vital to the world and we invest in that belief and in that future. We are proud of our consistent, solid performance since inception. And on that note, Air Lease will be turning 10 years of age in 2020 and I want to take the special opportunity to commend and thank our dedicated team of professionals, the best in the industry, for making this happen.

And with that, I will turn the call over to our CFO, Greg Willis, to provide an update on Air Lease's financial metrics and financing alternatives and activities in the second quarter.

Gregory B. Willis:  Thanks, Steve, and good afternoon, everyone. As mentioned earlier, we recorded another great quarter, reporting diluted earnings per share of $1.34. Our results were largely driven by the growth in our fleet along with aircraft sales activities. We have continued to generate a 15% adjusted pre-tax return on common equity and a 36.5% pre-tax margin, which reflects the embedded strength in our business model. And we achieved this despite the continued aircraft delays from both Boeing and Airbus. Important to note, our key portfolio metrics of portfolio yield and lease term remaining were stable and in line on an age-adjusted basis.

ALC generated record total revenues of $531 million in the third quarter, up almost 18% year-over-year, comprised of $493 million of rental revenues and $38 million in aircraft sales, trading and other activities. Our fleet activity included the purchase of 15 new aircraft representing $1.5 billion in aircraft investments and the sale of five aircraft.

Turning to expenses. Interest expense increased year-over-year in line with the growth of our fleet, partially offset by the decline in our composite cost of funds. On the financing side of business, we have benefited from a decline in prevailing interest rates as we have opportunistically accessed the capital markets to lock in long-term, low-cost financing, which I'll cover in more detail momentarily.

SG&A was elevated this quarter due to transactional and aircraft transition expenses. Our transition-related expenses were covered by our security packages and our transactional costs were incurred related to our very successful Thunderbolt lll transaction, the sales from which we expect to close over the course of the next two quarters.

For Thunderbolt lll, we expect to realize $575 million in total consideration. Similar in many respects to Thunderbolt ll, we anticipate recognizing $116 million in economic value over the life of the deal. Half of this will come in the form of an earn-out, a unique feature in our TBOLT platform, which provides for excellent alignment with investors and allows us to put our money where our mouth is, in expressing of view on the value of these aircraft. The remainder of this economic value is distributed between gains and management fees.

With regards to our fleet, the Thunderbolt III transaction will slightly improve our portfolio metrics of average age and lease term remaining, with a minimal impact on our portfolio yield, and we have ultimately anticipated that the transfer of these aircraft will be accretive to our ROE. I'd like to extend my sincere thanks to the ALC team and the Thunderbolt investors. We are very excited to complete the Thunderbolt III transaction and look forward to more managed portfolio issuances in the future.

Looking ahead to the fourth quarter, we expect nine aircraft to deliver into the fleet, representing approximately $660 million in aircraft investments. With respect to aircraft sales, we anticipate closing $250 million in the quarter.

Turning to the financing activities of the company. We completed two debt issuances during the third quarter including $600 million in senior unsecured notes at a fixed rate of 2.25% that mature in 2023 and $500 million in senior unsecured notes issued at 3.25% that mature in 2029.

Our debt-to-equity ratio increased modestly quarter-to-quarter to 2.5x in line with our long-term target. As a reminder, our debt-to-equity ratio will regularly fluctuate above and below this level based on the timing of aircraft investments and sales. We also remain committed to our core financing strategies of roughly 80% fixed rate debt and more than 90% unsecured debt.

We continue to benefit from our investment-grade credit ratings, providing us strong access to debt capital and attractive funding costs. We have enjoyed great success in the debt capital markets throughout our history. These investors have consistently rewarded our highly profitable business model combined with our low-leverage balance sheet, which is supplemented with a large unencumbered asset base, which has resulted in access to attractively priced capital. And as such, looking forward, we feel highly confident in our position in the financial markets given the size and scale of our platform and the strength of our balance sheet.

And with that, I'll turn it back over to Mary Liz for the question-and-answer session of the call.

Mary Liz DePalma:  Thank you, Greg. This concludes management's remarks. Now I would like to hand the call back over to the operator to open the lines for the Q&A session.

Q&A

Operator:  (Operator Instructions) And our first question comes from Moshe Orenbuch from Crédit Suisse.

Moshe Orenbuch:  In looking through the Q, you did mention that you do expect the Airbus delays to continue through 2021, obviously putting aside the delays in the 737 MAX. Can you just talk through whether there's any kind of change in that process in terms of the pace of deliveries and how you're kind of looking at that?

John L. Plueger:  Well, thanks, Moshe. It's John. Yes, we're actively engaged with Airbus. The fact of the matter is they have an industrial problem primarily centered at their Hamburg facility, which is where the A321neo is manufactured. It started, of course, with the delayed delivery and the engine problems with the Pratt & Whitney geared turbofan but has now advanced well beyond that into industrial issues including complications from their very popular ACF, Airbus Cabin Flex, offering that many airlines are taking advantage of. So, the bottom line is Guillaume and his team have been very clear that they are completely revamping the production system at Hamburg, but that this will take time and he has publicly stated and told us that this is a several-year process. So we feel the end result is good. It will cause some pain and some further delays as we are continuing to experience. The other challenge, of course, is this is being done at a time when Airbus is trying to increase rate.

Having said that, we continue to work with Airbus and our customers, but these delays are a factor that we're dealing with and it just means that we just push the CapEx out. The leases start when they start. Everybody needs these aircraft. But for us, it's a timing issue and it's a customer hassle issue. But we're dealing with it as close as we can, and especially with the MAX groundings, people need these aircraft. All of our customers really, really need all of these aircraft. So look, this is really a question you should direct more towards Airbus, but that is the industrial situation.

Moshe Orenbuch:  Got it. Perhaps as a follow-up. Could you kind of talk about the impact between both that and the MAX groundings and the impact that's had on lease rates? I'm assuming that - you talked about relatively healthy traffic and how does that play in?

Steven F. Udvar-Házy:  Yes. The delays really haven't impacted lease rates because it's generally, with a few exceptions, a different universe of airlines that are taking the MAXs and the A321s that John mentioned. So, we're not seeing the delays as impacting the lease rates.

Operator:  Your next question comes from Vincent Caintic from Stephens.

Vincent Caintic:  Appreciate all the detail on how you're thinking about the MAX delivery delays and that it would take about 24 months to fully get everything back on. When we’re just thinking about earnings, and I know like this is just a timing issue, but is it simply a matter of when we think about 2020 and 2021 that we just remove or significantly delay the MAX aircraft and that's the end of it? Or is there other near-term opportunities that you can deploy your capital into whether it's, I don't know, used aircraft or widebody aircraft or something else?

Steven F. Udvar-Házy:  No, no, no. I think that's the wrong assumption. I think what John was saying is that to absorb all of the aircraft that have been manufactured since the March grounding, it could take up to 24 months to deliver those aircraft. But it will not be a two-year delay on every plane that's been manufactured. Do you understand the distinction?

John L. Plueger:  We're talking, Vincent, here about globally, all those aircraft that Boeing has produced for everybody, but not yet delivered to all those customers. So certainly, as soon as the grounding is lifted, those deliveries will all start to commence. But it will take, in our estimation, about two years or so before all of those aircraft, which are parked, not yet delivered, go into the global marketplace. Not our specific units delayed for two years each. That's not the case.

Steven F. Udvar-Házy:  Yes. Currently we have 15 737 MAXs that were delivered prior to the grounding and went into service with multiple airline customers. There's a further 27 that have been built and assembled by Boeing that await certification and delivery. So today, we have 42 aircraft that are affected. The 15 that have already been delivered will quickly go back into service, and we expect that a large percentage of the backlog aircraft to our customers will deliver hopefully in the first six months from the time the aircraft are certified.

Vincent Caintic:  Okay. Perfect. That is very helpful clarification that I misunderstood. That's very helpful. And then, separately, on -- so we saw the recent acquisition of one of your competitors. I'm wondering if you're seeing -- if that's a consistent trend that you're seeing more appetite and if there's anything you can do to maybe take advantage of that? Nice to see Thunderbolt do so well for the third iteration. Just kind of wondering what you're seeing there and any opportunities for the...

John L. Plueger:  Yes. Thanks for the Thunderbolt. We feel great about it. We are always opportunistic, Vincent, as you know. You know us. We're looking for well-priced assets and opportunity to grow. As I mentioned in my remarks, Japan has been stepping up their investment in our space, that's a good thing. The management teams associated with those acquisitions are highly experienced, we respect them. I think it's a stable transition.

So when we find an opportunity, we will see it. I think we are taking advantage of those, anything that we possibly can. But I think, at the end of the day, the valuations that have been achieved, certainly the public valuations, there was the transaction of Aircastle, are inching up. And that bodes well for us.

Gregory B. Willis:  Yes. I think it's also -- this is Greg. It's also important to note that a lot of these private investors, all across-the-board, are really focusing on cash flows. And I think when you look at the strength of the cash flows and you take the time to understand it, it supports a much higher valuation than what you currently see out there in terms of the public market, right? If you look at what where we cleared the Thunderbolt lll transaction, which is in line with ll and l, we're hitting premiums to ascend in 139%, 140% range. So, it's substantial premiums to the appraised values. And I think, overall, if you look at our history of selling airplanes at levels significantly above our carrying values. Year after year after year, I think that supports a much higher value than what's being reflected on our books. So inherently, that applies a much higher valuation across-the-board.

Operator:  Your next question comes from Catherine O'Brien from Goldman Sachs.

Catherine O'Brien:  So you noted that you already have all the aircraft that were previously at Thomas Cook back out on profitable leases, and so just a couple of questions on that. Can you talk about the lease rates on those aircraft versus what you might have seen on a five-year-old A320 before the MAX grounding? And then also, how would you compare the pace of getting those aircraft back out on lease versus what you saw on WOW earlier this year?

Steven F. Udvar-Házy:  Yes. Well, the Thomas Cook aircraft that we had, seven of them were owned by Air Lease and four are in the various asset structures that we have. They are A321 aircraft, young A321s that were manufactured in 2014, '15 and '16, and all of them have been placed with fthree different airlines and then two of them in Europe and one in North America and one A330-200 is going to an airline in North America. And the lease rates are market rates that we're seeing for comparable age A321s and A330s.

John L. Plueger:  So I would just add, these are not distress placements. To the contrary, they are in line with our expectations, current market levels, et cetera, et cetera. The the last part of your question, Catie, I think was the pace. The pace was...

Steven F. Udvar-Házy:  Less than 24 hours.

Catherine Maureen O'Brien:  It was quick, right? Yes.

John L. Plueger:  Yes. That's right. As was our WOW placements. So I mean, again, I think the totality of our remarks, airlines need these aircraft and they are in demand and I will reiterate we have multiple bidders for every one of the aircraft in the Thomas Cook fleet.

Gregory B. Willis:  I think it's also worth pointing out that there's other lessors out there, second and third tier platforms, they're still working on their WOW placements. And I think what you hear today is the difference between a top-tier aircraft lessor and its ability to move airplanes very quickly and have a sense of where the demand is in a marketplace, versus some of these other guys that are still trying to figure out how to lease aircraft.

Steven F. Udvar-Házy:  Yes. We were the only lessor that immediately placed all of the Thomas Cook aircraft. There are some lessors that are still looking for clients.

Catherine O'Brien:  Very impressive. You guys got a deep rolodex I know. And so maybe just one more just on your managed fleet. That's now about 20% size of your own fleet and obviously growing with the Thunderbolt III transaction here. So, when should we start thinking about management fees becoming material revenue source for Air Lease?

And then could you help us think about the relative durability of those cash flows versus the cash flows generated by our own fleet, which, of course, we realize are very durable?

Gregory B. Willis:  I think they are both incredibly stable because they're sourced in the same part. I think your question with regards to timing as to when they come in, I think, in time, as we continue to layer on more and more of these transactions, we'll see it become a more significant portion of our sales trading and other activities line, especially as we start to recognize incentive fees from our earn-outs as we sell airplanes from the managed portfolios. So I'm not willing to commit to a time line when it's big enough to break-out, but it's definitely picking up size and we expect it to grow over time.

John L. Plueger:  Catie, I'd like to emphasize one point. It is not just for the management fees that we pursue the managed business. In fact, the managed business has greater strategic importance for us. We kept 5% interest in these aircraft. It does reduce our exposure, but it keeps us in the mid-life space, which is still a very, very valuable space from a financial investment point of view. And perhaps most importantly, in fact, I would argue I would say within our organization, from a strategic perspective, perhaps the most important, we retain all of these customers. We're not selling them off to other potential competitors or start-up leasing companies, et cetera. And today, more than ever, the relationships that we have with all of our customers are extremely important. They want us there at the return of the aircraft as they age, they want to talk to the people they did the deal with. So, even though the ownership might not change, that's an extremely important element for us, that our customers still talk to us in eight, nine, 10 years time when the lease comes back, they don't talk to somebody who they don't know.

Operator:  Your next question comes from Scott Valentin from Compass Point.

Scott Valentin:  Just with regard to the SG&A, Greg, I think you mentioned there's some transition costs in there and some transaction costs in there. Is there any way to figure out kind of what a base level of SG&A is, just for modeling purposes going forward, kind of a core level?

Gregory B. Willis:  We've been averaging between 5% and 6% percent SG&A to total revenues. I think that's sort of in line. I think, clearly, you see it spiked up a little bit this quarter but we expect it to even out over time, especially as we continue to grow because we definitely we expect that as we continue to grow, the growth in revenues will exceed our growth in SG&A.

Scott Valentin:  Okay. And then just a follow-up question. I know you mentioned Thomas Cook, you guys came out very well economically with security package. But looking at the lease rate factor, I've been trying to do simple math of average aircraft fleet versus revenue, I guess the lease rate factor was negatively impacted by those aircraft that were nonearning for a little bit there. Is there any way to quantify that? Should we expect a recovery? Again, it's simple math but...

Gregory B. Willis:  The difference is really the fleet getting younger. That's what you're seeing come through.

Operator:  Your next question comes from Helane Becker from Cowen.

Helane Becker:  I just have, I think, two questions. One is when you transfer, I think, John, in your prepared remarks you talked about the novations and transferring the ownership as you move these aircraft. Do you find that the airlines work with you in a timely basis? Or do they sometimes delay the novations because they don't want to work with somebody else, they want to work just with you?

John L. Plueger:  Sure. Look, aircraft transfers of ownership have been an issue within our industry. All leasing companies sell aircraft. It's part of our capital rejuvenation buying new aircraft. It's a hassle for the airlines, it just is. But for example, Carol Forsyte, our General Counsel, is working with the Aviation Working Group to try and come up with methods that mechanically and administratively make it easier. I will say that Air Lease is a differentiator in that we do enjoy very good relationships with our airlines, so that we do use that relationship just to say: hey, look, this is very helpful to us, we appreciate your attention. And we get traction from that relationship. Having said that, yes, sometimes, it's unrealistic for us to sit there and put a novation in front of a North American airline on December 22, the peak of their season and expect them to get to it. So, we are also reasonable in return, which is why we say in our comments that, as we've done in prior securitizations, this will probably take a couple of quarters for all these aircraft to transfer. We think we've got a great basis to do so, but this has been a known issue for quite some time in the leasing industry.

Steven F. Udvar-Házy:  Helane, one of the things that helps us a little bit is that if we sell a 10- or 12-year-old aircraft to an existing customer, but we have pending transactions with that airline that will introduce a new aircraft in the near future, it makes it a lot easier to get a novation done because they understand that we're trying to keep our exposure at a certain level. And when we have a new aircraft going in there in the future and we're simply transitioning an airplane to one of these structures, the whole thing makes a lot more common sense to the airline than to introduce a strange new lessor that comes in that has no prior interaction with that carrier.

Helane Becker:  Alright. That makes sense. And then my other question is just on the environment. John, you spent some time talking about it. I was in Hong Kong this weekend, and on every panel, everybody was talking about it. There are, I think, nine finance ministers proposed a tax, I guess, on aviation because of it. Do you think that this is going to be a leasing industry issue or an airline and OEM issue? I would think it would be airline and OEM, no?

John L. Plueger:  So actually, I was on one of those very first panels in Hong Kong. Actually, this is a global issue and it affects everyone. It affects the OEMs, the airlines, certainly leasing companies as to our order books. Believe it or not, at its fundamental roots, this is a broad global issue across all sectors, all aspects, across all humanity. And so in our space, the airline space, yes, this impacts decisions on buying and leasing by airlines more and more going forward. So yes, this is a big deal, and to your point - we've seen in Europe and other places, increasing escalation of taxes based upon carbon emissions or some other environmental metric and we believe this will continue.

So my point here is, okay, global economic factors, traffic supply/demand, all that being whatever they will be and as they mature over time, the environment and the need to protect our planet earth will always be forevermore extremely important and a priority going forward. And that is what the airlines see.

A month ago, you saw the International Airlines Group, IAG, put out an announcement that says that they promise they will be carbon-neutral by 2050. And while that sounds like a long time away, and it is, that's a huge achievement. I guarantee you, you would never have seen a statement like that two years ago, three years ago, four years ago. So more and more, this is a focal point of responsible airline management to the world, to its passengers and to the marketplace.

Operator:  Your next question comes from Koosh Patel from Deutsche Bank.

Koosh Patel:  Earlier this year, the U.S. Export-Import Bank reauthorized the financing of transactions in excess of $10 million for the first time since 2015. Just wanted to see if you could give us an update as to what you're seeing in the market and how you think this additional lever for financing may impact aircraft demand?

John L. Plueger:  Yes. So far, we have not seen a lot of activity. Part of that is, some years ago, the fee structures for both the ECA and the EXIM Bank were restructured. So the entry fee, the upfront fees, have gone up considerably. And with the current state of interest rates both in the U.S., Europe and Asia, when you combine those upfront fees with what airlines can get in the marketplace is through debt financing, operating leases or sale-leasebacks, the EXIM structure is not necessarily cheaper for an airline as compared to what it was maybe 10, 15, 20 years ago.

So far we haven't seen a lot of activity. I think it will pick up. But there's not a huge difference today between a U.S. government-guaranteed EXIM loan with all of the built-in costs associated with it plus it's a secured financing versus other sources that are available to airlines.

Koosh Rohit Patel:  Great. And then just a follow-up on the MAX. You spoke of it's taken roughly 24 months from the time the regulatory approvals are received in order to get all of the currently grounded planes back in the air. I just wanted to get an understanding, is that driven by a physical constraint as it pertains to the supply chain and labor? Or is that what would ultimately dictate the pace at which these aircraft can reenter global fleets?

John L. Plueger:  There are actually many, many factors that have to do with getting the aircraft out and flying. One is the capacity and the rate, which each individual airline can reabsorb those aircraft. One of the many examples of an issue there is, how much more pilot training will be required and what time does that take? You have the actual technical aspects of taking aircraft, which is aircraft which have effectively been put in storage and therefore placed under storage care programs for engines, landing gears, everything else - all of that -being brought up to speed. You have the software that's been in question -the MCAS software flight control system - that all has to be done, aircraft test flown. There are just so many different variables.

There are other things like time control components. When an aircraft is delivered, the time starts ticking on certain things, from as small as life vests to other things - landing gear. The airlines will need these effectively warranty travel times extended out. So there will have to be agreements with The Boeing Company on many things.

So there are just so many different variables, and for sure, for sure, The Boeing Company will do everything they can, working very closely with the airlines, to make sure the airline is ready. But so many different variables and that's why we believe, for all the aircraft that have been produced but parked undelivered, it's probably going to take close to two years for everything. Certainly, deliveries will starting taking ASAP, but some of that is how quickly can these airlines take them. The major U.S. carriers are probably in the best position to take the aircraft first. But the variables are large.

Operator:  Your next question comes from Mike Linenberg from Deutsche Bank.

Michael Linenberg:  John, when you were talking about Boeing and the MAX and your order book, you mentioned something, I think I heard you say something about ongoing financial assistance from Boeing? Were you referencing that you're not making PDPs now? Did I hear that right? What was...

John L. Plueger:  No. No. As we said last quarter, The Boeing Company is stepping up its financial support for our lessees. We can't comment individually, as a matter of agreement of contract where by where by where, but that financial assistance is coming through which we've applied to some airlines, a number of customers who need the support. So as long as that continues and progresses, which we think, so far, - I said ongoing because it is happening now - we feel fairly confident that we will preserve all the forward placements we have with certain MAX customers. So, Boeing is stepping up to the plate and we feel overall better about that today.

Michael Linenberg:  Okay. Great. And then just one second sort of quick one here. With the A380 now sort of emerging or it's becoming clear that this is a 10- or 12 -year-old airplane or an airplane with a 10- or 12-year life, we're going to see a lot of those planes get parked over the next few years. It feels like there could be a step-up for widebody demand. You look at the 777X and I think absent the recent order from BA, I don't think you've had any orders in four or five years, does that breathe new life into that program? Do you see a step-up in demand for other programs as a lot of seats are going to be leaving the market over the next few, really over the next five-plus years. Thoughts on that?

Steven F. Udvar-Házy:  Yes. We're working with virtually every one of the A380 operators. Yes, most of them will phase out the aircraft at 12 years. Some may hang on to them for a little while longer, but definitely the A380 fleet is going to shrink at a very rapid rate. And what we're seeing is that most of the airlines that we're dealing with are not interested in replacing them with the largest twin-engine widebodies. Actual trend is the other way. They're more interested in increasing frequencies, in existing city pairs While the 787-9, the 787-10, the A350-900, the 1000 are the four models that appear to be the most interesting for the airlines. And what we're finding is that until there's clear visibility on the 777-9X, we are not seeing a lot of momentum there until the airlines understand what that airplane is going to do, and it is an expensive airplane. So until it's flying and in-service, we just don't see a lot of new campaigns coming to fruition.

Michael Linenberg:  So it sounds like you guys are in a great position, though, given your order book and just the airplanes you just mentioned. So great.

Operator:  Your next question comes from Jamie Baker from JPMorgan.

Jamie Baker:  Follow up on that because I'm a little confused on this phenomenon of MAX-centric airlines that are not current on leases. So first off, how widespread is this? Is it just the MAX-heavy airlines are bigger customers? And I guess I'm confused, is Boeing compensating Air Lease or the lessors or the airlines and then they remit payment back to you? How's the cash flowing?

Steven F. Udvar-Házy:  We never said, Jamie, that airlines are not paying us on their MAXs. Where did you see that?

Jamie Baker:  Well, that was my interpretation based on what you had said before. Because we have heard that some smaller MAX airlines are not current. I guess you answered the first part of my question, does Air Lease have any exposure to that?

I guess the follow-up to that would be, are there triggers in either any of your contracts or just broadly at the industry level that we would expect to see sort of horse-trading behind the scenes in terms of delivery positions? Or should we consider your MAX delivery stream, as well as that of the industry, to be sort of set in stone? Does that make sense?

John L. Plueger:  Well, Jamie. Yes. Let’s not overly complicate this. Here's the bottom line: I think you can safely assume both based on our comments, and you're very astute, you talk to many airlines over the world. Boeing is working very carefully with all of its customers to try and remedy the MAX grounding, alleviate financial burdens when they may happen. And as we've indicated and I indicated in our remarks, that includes Boeing working with us and our customers and part of that is helping get our lease payments paid, bottom line. So we can't comment on individually, here or there, or some industrial-wide standard - Boeing is going through a very arduous because it takes a lot of work, every customer is different. But the bottom line is with Boeing's continued financial support, we're confident in our forward placements, we are getting paid and we can't comment on who is unable to pay us or who is paying us. But we have offered, as consistent with what you read and what Boeing itself is saying, they are helping our customers and we are getting paid.

Jamie Baker:  Okay. A follow-up, also related back to Helane's question on ESG. So how do we think about the NMA at this point? It seems that with the pressure that Boeing is under, there'd be no better time for them to clean sheet an aircraft if they actually have the bandwidth to do it. I would think that ESG would also argue in favor of that. I mean, how are you thinking, how is Air Lease thinking about the timing and likelihood of the NMA as it relates to both the ESG phenomena, and thank you for touching on that in your prepared remarks, as well as what's happening with MAX?

Steven F. Udvar-Házy :  Well, are you talking about the NMA, Jamie, that was sort of being touted to the airlines and to a few lessors, say, 12 to 18 months ago? Or are you talking about a whole new design of a smaller aircraft that would compete with the A320, A321?

Jamie Baker:  Well, I welcome your input on both, but the question was referring to the 12- to 18-month ago shopping-around that is taking place.

Steven F. Udvar-Házy:  Yes. I would have to say that when I talk to Boeing and the engine suppliers and the airlines, that is currently, as we sit here today, not a high priority.

Jamie Baker:  Okay. And you don't think ESG potentially impacts that?

Steven F. Udvar-Házy:  The engine technology that would go into that airplane is not significantly different in terms of emissions per pound of thrust, so there will be very marginal improvement in that area.

On the other hand, I think Airbus is working on other avenues that involve more electric power and alternative combinations that are perhaps a little more advanced in terms of what the impact is on environment. But again, that's on a very late time frame. We're probably looking at more than 10 years down the road.

Operator:  Your next question comes from Ross Harvey from Davy.

Ross Harvey:  It's more focused on Greg. I'm wondering in light of the CapEx pickup into 2020 and 2021, just looking to check your latest thoughts on various forms of financing. Firstly, would you look to issue more preferred stock given the pricing trends since you had your launch into February of this year? And how you compare that to looking to execute on more Thunderbolt-type vehicles?

Gregory B. Willis:  Maybe we'll just start taking a step back. I think the way we look at financing will depend on ultimately the timing of aircraft that we take delivery of. I mean we've been doing about

$3 billion or $4 billion in bonds a year. This year, we did $1 billion in sales that probably ramps up between $1 billion to $1.5 million over time.

And then with regards to your question on preferred, I think it's something we remain opportunistic on depending on what we're seeing out in the marketplace because that really allows us to buy more and make bigger investments if we see the appropriate opportunities. So that's kind of how we're looking at things. I think it's pretty easily manageable given our ratings profile and our financial metrics, as well as our large unencumbered asset-base.

Ross Harvey:  Okay. That makes sense. If I may follow-up, I'm just wondering in light of your commentary on competition from new Chinese lessors, you have been, for a number of years, a distant observer of the sale-leaseback market. How close are you to looking to re-enter that area? Or is it a case of you have enough CapEx commitments of your own and maybe that's something that we should look at much further down the line?

John L. Plueger:  Yes. Thanks. The short answer is no. We're not looking to get into the sale-leaseback market or - Steve made in his prepared remarks a very important comment that I hope you all paid attention to. We don't change our business model just from year-to-year or quarter-to-quarter. Air Lease's business model from day one has always been that we are a new aircraft player. Our business model is we order large numbers of aircraft from Airbus and Boeing going forward. That will stay our business model and we are not looking to do any shifting to the sale-leaseback side.

Steven F. Udvar-Házy:  Yes. We look at sale-leasebacks as simply a financing of aircraft that an airline has already ordered. And our primary expertise and what differentiates us from a lot of these other lessors that have money is that we work with the airline hand-in-hand years before they do their fleet planning and develop their network strategy, and we work with them to actually determine what aircraft they will need. And that's where Air Lease is a partner with the airlines. We're not just a financier, we're a partner that works very closely with the airlines on long lead times to optimize their fleet strategy. And then we use our airplanes as a portion of that fleet strategy through the operating lease medium.

That's a totally different business than a guy that has a checkbook and simply buys a plane that the airline already ordered at a premium and then leasing it to the airline. In that case, the lessor has no value added to the planning process or to the strategy that the airline was involved in to get to that point to begin with.

Gregory B. Willis:  Ross, I think that's what you're hearing is the real difference between acquiring aircraft on a wholesale basis versus paying retail for them. And I think the preferred strategy is wholesale.

Operator:  Your next question comes from Josh Sullivan from Seaport Global.

Joshua Sullivan:  Just a clarification on the timing of the MAXs return here over the next two years. Are you assuming in that time line that there's any extra requirement for pilots to increase training on the MAX due to the new configuration? Or were you just talking generally that pilots would need to be trained up on the old requirements and the timing that would take? I'm just trying to understand.

Steven F. Udvar-Házy:  Yes. Let me be clear, the certification or revalidation of the airplane is handled by FAA, EASA, the various airworthiness authorities. That's a different regulatory process than the certification of the pilots - that is done on a country by country, airline by airline basis. So, you could theoretically have a situation in a country where the MAX is approved to fly, but one airline may say we will not do simulator training, we're satisfied that we can do what they call “Level B” training. And another airline in the same country might say, no, we're going to do a little bit of extra simulator training.

So, the training aspect of this in the human factors is a totally different element in the sort of reintroduction of the MAXs into operations versus certifying the airplane hardware itself. So it's two different regimes.

John L. Plueger:  It could also be that given any certification, it could be for example, in the U.S., take a U.S. carrier. There may not be a regulatory requirement on the operating side of an airline for anything beyond what's called, again, Steve referred to a “Level B,” but in fact the airline itself may decide that, no, it wants to go an extra step and put more training in. So, the bottom line is we don't know. This is one of the large variables. We do think it's highly probable that training will be required by different airlines, different jurisdictions, foreign regulators, et cetera, but we don't know. And so, therefore, that is a good part of the basis why we think this up to two years number or two years number is one element in a reasonable time frame estimate that, again, this is our estimate. We’re not speaking for The Boeing Company. But this is our estimate. We think we have a pretty good overall judgment on this.

Joshua Sullivan:  Got it. Appreciate that. And just on the A220 offering, how are customers responding to that? And then maybe what would you want to see out of the E2 offering? Or what would it have to bring to the table to maybe be more attractive in your eyes?

Steven F. Udvar-Házy:  Well, the E2 is attractive to an airline that already has an embedded fleet of Embraer 190s ,195s. Good examples are Azul in Brazil, Air Astana in Kazakhstan. These are airlines that already have Embraer regional jets and it's a relatively easy step-up to the E2. The 220 is a larger airplane and we look at the 220 as more of a replacement for A319s, A318s, 737 classics, 737-700 NGs. So, it serves a slightly different segment of the market. And we look at the 220 as replacing older aircraft in the 100- to 150-seat category. And that's where most of the interest is that we're seeing.

Operator:  Our last question comes from Rajeev Lalwani from Morgan Stanley.

Jonathan Morales:  It’s actually Jonathan on for Rajeev. So revisiting the widebody comments and in light of the slower 787 production in the coming years, could you give us an update on the appetite for 787 specifically?

John L. Plueger:  Well, all you have to do is look at our press announcements. The appetite still remains pretty strong and I think Steve commented earlier, again, that the sweet spot of the widebody market is we've moved away from hub-to-hub, huge big airplanes. And the growth in the widebody market has actually been more in secondary and tertiary destinations and that means smaller passenger loads. So, the largest twin-aisle, widebodies out there are probably a little bit too big. So therefore, you specifically ask for the 787-9 and the -10, the placements have been going well - as well as our A330-900 placements and we've commented that 350 is positive. Now, Boeing made its decision on the 787 rate. Partially, I don't want to say there was more than 50% but a big part of that has been China. China, everybody knows, China has not been doing direct orders to

The Boeing Company now for quite some time. Well, China is a big absorber of 787s and widebodies in general. So I would say that -- and one other comment. By the way, just from my prepared remarks, we just delivered a 787 to China, to China Southern. So through the leasing medium, those aircraft are going into China. But if you're The Boeing Company and you're looking at global production and China is off your radar for an uncertain period of time, that's a major factor.

Steven F. Udvar-Házy:  But let me remind you that building 12 787s a month is the highest rate for any widebody aircraft. That's over 140 aircraft a year. That is still at a record pace. So going from 14 to 12 a month is not necessarily a red flag in our opinion.

Operator:  And that concludes today's question-and-answer session. I would now like to hand the call back to Mary Liz DePalma for closing remarks.

Mary Liz DePalma:  Okay. Thank you, everyone. That's it for today's call. We look forward to speaking with you again after the conclusion of the fourth quarter. Operator, thank you. You can now disconnect the lines.

Operator:  Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.